EXHIBIT 99.1

Press Release dated May 13, 2002
re conference participation

For Information Contact
At Greater Bay Bancorp:	At Financial Relations Board:
David L. Kalkbrenner	Christina Carrabino (general information)
President and CEO	Stephanie Mishra (analyst contact)
(650) 614-5767	(415) 986-1591
Steven C. Smith, EVP, CAO and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP TO ATTEND
HOEFER & ARNETT BANK CONFERENCE

PALO ALTO, CA, Monday, May 13, 2002 -- Greater Bay Bancorp (Nasdaq:GBBK), an $8.3 billion in assets financial services holding company, announced that Steven C. Smith, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Greater Bay Bancorp, will participate in a conference sponsored by Hoefer & Arnett on May 14, 2002 at 2:00 p.m. (pacific time).

The conference will be accessible through Hoefer & Arnett’s website at www.hoeferarnett.com by clicking on the “listen to the live web cast” tab and then the “Greater Bay Bancorp” tab during the conference. The Company’s presentation will also be available for 7 days following the conference at http://www.videonewswire.com/GreaterBay/051402. Slides of Greater Bay Bancorp’s presentation will be accessible on this website and through this link and will be filed with the SEC on a Current Report on Form 8-K.

Persons interested in listening to the conference should go to the website 15 minutes prior to the start of the conference to register. It may be necessary to download video and audio software to view and listen to the presentation, which will be available through Hoefer & Arnett’s website.

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

Safe Harbor
This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2001, and particularly the discussion of risk factors within such documents.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

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